Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT (with term period)
THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is effective (DATE), 2008, by and between (Executive) (“Executive”) and ABM Industries Incorporated, a Delaware corporation (“Company” or “ABM”).
1.	EMPLOYMENT.In consideration of the terms and commitments contained in this agreement, Executive agrees to and acknowledges the following:

2.	TERM, RESPONSIBILITIES AND TITLE. This agreement shall end on [Month] 31, 200_, unless sooner terminated pursuant to Section 7 (“Initial Term”). Employment may be extended pursuant to Section 6 (“Extended Term”). Executive shall assume and perform such duties, functions and responsibilities relating to Executive’s employment with Company as may be assigned from time to time by the Company. Executive’s title shall be (Title) of Company, subject to modification as determined by the Company’s Board of Directors (“Board”).

3.	COMPENSATION. Company agrees to compensate Executive, and Executive agrees to accept as compensation in full, a base salary. Employee will also be eligible for short-term incentive awards pursuant to the terms of the Performance Incentive Program (“Bonus”), to participate in the 2006 Equity Incentive Program and for such perquisites as are from time to time received by similarly situated executives.

4.	COMPLIANCE WITH LAWS AND POLICIES. Executive shall dedicate his/her full business time and attention to the performance of duties hereunder, perform his/her duties in good faith and to a professional standard, and fully comply with all laws and regulations pertaining to the performance of this Agreement, all ethical rules, ABM’s Code of Business Conduct and Ethics as well as any and all of policies, procedures and instructions of Company. [including but not limited to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002. (CFO and CEO only). ]

5.	RESTRICTIVE COVENANTS. In consideration of the compensation, contract term, potential Severance Benefits, continued employment provided by Company, and access to Proprietary Information, as defined below, necessary to the performance of Executive’s duties hereunder, Executive hereby agrees to the following during his/her employment and thereafter as provided:
5.1	NON-DISCLOSURE. Except in the proper performance of this Agreement, Executive agrees to hold all Proprietary Information in the strictest confidence, and to refrain from making any unauthorized use or disclosure of such information both during Executive’s employment and at all times thereafter. Executive shall not directly or indirectly disclose, reveal, transfer or deliver to any other person or business, any Proprietary Information which was obtained directly or indirectly by Executive from, or for, Company or by virtue of Executive’s employment with Company. “Proprietary Information” means Company’s trade secrets, ideas, processes and other confidential information not generally known that could have value to a third party such as plans for business development, marketing, business plans, budgets and financial statements of any kind, costs and suppliers, and information regarding the skills and compensation of other employees of the Company or employees of any company that contracts to provide services to the Company. Proprietary Information also includes information of third parties to which Executive had access by virtue of employment with the Company, including, but not limited to, information regarding customers such as: (i) the identity of Company’s customers, customer contacts, and sales prospects; (ii) the nature, extent, frequency, methodology, cost, price and profit associated with services and products purchased by customers from Company; (iii) the names, office hours, telephone numbers and street addresses of its purchasing agents or other buyers or customer contacts; (iv) Company and customer billing procedures; (v) Company and customer credit limits and payment practices; (vi) Company and customer organizational structure; and (vii) any information related to past, current or future acquisitions between Company or Company-affiliated entities including Company information used or relied upon for said acquisition.
5.2	NON-SOLICITATION OF EMPLOYEES. Executive acknowledges and agrees that during the course of Executive’s employment with Company, Executive will come into contact with Company employees and acquire information regarding their knowledge, skills, abilities, salaries, commissions, benefits, and other matters that are not generally known to the public. Executive further acknowledges and agrees that hiring, recruiting, soliciting, or inducing the termination of such employees will be detrimental and harmful to Company’s business. Accordingly, Executive agrees that while employed by Company and for a period of one year following the termination of Executive’s employment (whether termination is voluntary or involuntary), Executive will not directly or indirectly solicit, hire, recruit or otherwise encourage or arrange for any executive or employee to terminate employment with Company or any other Company-affiliated entity except in the proper performance of this Agreement. This prohibition against solicitation shall include but not be limited to: (i) identifying to other employers or their agents, recruiting or staffing firms, or other third parties the Company employee(s) who have specialized knowledge concerning inventions, processes, methods, or other confidential affairs or who have contacts, experience, or relationships with particular customers; (ii) disclosing or commenting to other employers or their agents, recruiting or staffing firms, or other third parties regarding the quality or quantity of work, specialized knowledge, or personal characteristics of any person still employed by Company or any other Company-affiliated entity; and (iii) providing such information to prospective employers or their agents, recruiting or staffing firms, or other third parties preceding possible employment.
5.3	NON-SOLICITATION OF CUSTOMERS. Executive agrees that during and for one year following the termination of Executive’s employment with Company (whether such termination is voluntary or involuntary), Executive shall not, directly or indirectly, for the benefit of any person or entity other than the Company, seek, solicit, divert, take away, obtain or accept work from any customer or prospective customer. In addition, Executive agrees that at all times after the voluntary or involuntary termination of Executive’s employment, Executive shall not seek, solicit, divert, take away, obtain, or accept work from of any customer or sales prospect of Company or any other Company-affiliated entity through the direct or indirect use of any Proprietary Information or by any other unfair or unlawful business practice.

5.4	POST EMPLOYMENT COMPETITION. Executive agrees that while employed by Company and, to the fullest extent allowed by law, for a period of one year following Executive’s termination of employment (whether such termination is voluntary or involuntary), Executive shall not engage in any business activity which competes directly or indirectly with the Company or the operations of any Company-affiliated entity regarding which Executive had information or knowledge. The Executive acknowledges that the Company and its subsidiaries are engaged in business in various states throughout the U.S. and that the Company intends to expand the geographic scope of its activities. Accordingly and in view of the nature of Executive’s position and responsibilities, the Executive agrees that the provisions of this Section shall be applicable to each state and each foreign country in which the Company may be engaged in business within the twelve-month period preceding the effective date of Executive’s termination of employment. [This Section 5.4 shall not apply if the State of Employment is California].

5.5	NON-DISPARAGEMENT. During Executive’s employment with Company and thereafter, Executive agrees not to make any statement or take any action which disparages, defames, or places in a negative light Company, Company-affiliated entities, or its or their reputation, goodwill, commercial interests or past and present officers, directors and employees.

5.6	COOPERATION WITH LEGAL MATTERS. During Executive’s employment with Company and thereafter, Executive shall cooperate with Company and any Company-affiliated entity in its or their investigation, defense or prosecution of any potential, current or future legal matter in any forum, including but not limited to lawsuits, administrative charges, audits, arbitrations, and internal and external investigations. Executive’s cooperation shall include, but is not limited to, reviewing and preparing documents and reports, meeting with attorneys representing any Company-affiliated entity, providing truthful testimony, and communicating Executive’s knowledge of relevant facts to any attorneys, experts, consultants, investigators, employees or other representatives working on behalf of an Company-affiliated entity. Except as required by law, Executive agrees to treat all information regarding any such actual or potential investigation or claim as confidential. Executive also agrees not to discuss or assist in any litigation, potential litigation, claim, or potential claim with any individual (or their attorney or investigator) who is pursuing, or considering pursuing, any claims against the Company or an Company-affiliated entity unless required by law. In performing the tasks outlined in this Section 5.6, Executive shall be bound by the covenants of good faith and veracity set forth in ABM’s Code of Business Conduct and Ethics and by all legal obligations. Nothing herein is intended to prevent Executive from complying in good faith with any subpoena or other affirmative legal obligation. Executive agrees to notify the Company immediately in the event there is a request for information or inquiry pertaining to the Company, any Company-affiliated entity, or Executive’s knowledge of or employment with the Company. In performing responsibilities under this Section, Executive shall be compensated for Executive’s time at an hourly rate of $250 per hour. However, during any period in which Executive is an employee of ABM or is receiving payments pursuant to this Agreement or pursuant to the terms of any other ABM plan, Executive shall not be so compensated.
5.7	REMEDIES AND DAMAGES. The parties agree that compliance with Sections 5.1 – 5.6 of the Agreement is necessary to protect the business and goodwill of Company, that the restrictions contained herein are reasonable and that any breach of this Section will result in irreparable and continuing harm to Company, for which monetary damages may not provide adequate relief. Accordingly, in the event of any actual or threatened breach of this Section by Executive, Company and Executive agree that Company shall be entitled to all appropriate remedies, including temporary restraining orders and injunctions enjoining or restraining such actual or threatened breach. Executive hereby consents to the issuance thereof forthwith by any court of competent jurisdiction.

5.8	LIMITATIONS. Nothing in this Agreement shall be binding upon the parties to the extent it is void or unenforceable for any reason in the State of Employment, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices.
6.	EXTENSION OF EMPLOYMENT.
6.1	RENEWAL. Absent at least 60 days written notice of termination of employment or notice of non-renewal from Company to Executive prior to expiration of the then current Initial or Extended Term, as applicable, of this Agreement, employment hereunder shall continue for an Extended Term (or another Extended Term, as applicable) of one year.
6.2	NOTICE OF NON-RENEWAL. In the event that notice of non-renewal is given 60 days prior to the expiration of the then Initial or Extended Term, as applicable, of this Agreement, employment shall continue on an “at will” basis following the expiration of such Initial or Extended Term. In such event, Company shall have the right to terminate Executive’s employment, position or compensation. Executive shall remain eligible for Severance Benefits pursuant to ABM’s Severance Policy.
7.	TERMINATION OF EMPLOYMENT.
7.1	TERMINATION FOR CAUSE. Company may terminate Executive’s employment hereunder at any time without notice subject only to a good faith determination by the Board of Cause. “Cause” means the occurrence of one of the following: (i) serious misconduct, dishonesty, disloyalty, or insubordination; (ii) Executive’s conviction (or entry of a plea bargain admitting criminal guilt) of any felony or a misdemeanor involving moral turpitude; (iii) drug or alcohol abuse, that has a material or potentially material effect on the Company’s reputation and/or on the performance of Executive’s duties and responsibilities under this Agreement; (iv) failure to substantially perform Executive’s duties and responsibilities under this Agreement for reasons other than death or Disability, as defined below; (v) repeated inattention to duty for reasons other than death or Disability; and, (vi) any other material breach of this Agreement by Executive. In the event of a termination following the Board’s good faith determination of Cause, employee shall receive no Severance Benefits.

7.2	VOLUNTARY TERMINATION BY EXECUTIVE. At any time, Executive may terminate employment hereunder by giving Company 60 days prior written notice. Executive may terminate employment upon such shorter period of notice as may be reasonable under the circumstances. For a voluntary termination for reasons other than the Executive’s Disability, Executive will not receive any prorated Bonus.

7.3	DISABILITY OR DEATH. Employment hereunder shall automatically terminate upon the death of Executive and may be terminated at the Company’s discretion as a result of Executive’s Disability. “Disability” means Executive’s substantial inability to perform Executive’s essential duties and responsibilities under this Agreement for either 90 consecutive days or a total of 120 days out of 365 consecutive days as a result of a physical or mental illness, injury or impairment, all as determined in good faith by the Company. Upon termination due to death or Disability, Company shall pay when due to Executive, or, upon death,

Executive’s designated beneficiary or estate, as applicable, any and all previously earned, but as yet unpaid, salary, and reimbursement of business expenses which would have otherwise been payable to Executive under this Agreement, through the end of the month in which Disability or death occurs. In the event of termination due to death or Disability, Company shall pay to Executive, or, in the event of death, to Executive’s designated beneficiary or estate, as applicable, a prorated Bonus based on the length of performance in the applicable performance period prior to Disability or death. Any prorated Bonus payable under this paragraph shall be paid at the end of the applicable performance period when such payments are made to other participants and in accordance with the terms of the applicable plan or program. Executive shall not be eligible for any vesting of equity compensation after the Executive’s termination date, except as pursuant to the 1996 and 2002 Price-Vested Stock Option plans.
7.4	TERMINATION WITHOUT CAUSE. Company may terminate Executive’s employment hereunder without Cause at any time during the then-current Initial or Extended Term of this Agreement, as applicable, by giving Executive 90 days written notice. Upon such termination without Cause, Executive’s right to severance benefits, if any, shall be governed by the terms of the ABM Severance Policy or any policy or plan of the Company as in effect from time to time that provides for payment of severance amounts upon such a termination of employment (“Severance Benefits”). Executive must execute a full release of all claims within 60 days following termination of employment in order to be eligible for Severance Benefits.

7.5	CONDITIONS TO PAYMENT AND ACCELERATION; CODE SECTION 409A. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to Executive under this Agreement or any policy or plan of the Company as in effect from time to time, providing for payment of amounts on termination of employment unless Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following Executive’s termination of employment (or upon Executive’s death, if earlier).

7.6	EXCESS PARACHUTE PAYMENTS. Subject to a Severance Agreement between Executive and the Company approved by the Board of Directors or the Compensation Committee of ABM Industries Incorporated, if any amount or benefit to be paid or provided under the ABM Severance Policy, an equity award, and/or any other agreement between Executive and the Company would be an Excess Parachute Payment but for the application of this sentence, then the payments and benefits to be paid or provided under the Severance Program, equity award, and/or any other agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will not be made if such reduction would result in Executive receiving an amount determined on an after-tax basis, taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law and any applicable federal, state and local income and employment taxes (the “After-Tax Amount”) less than 90% of the After-Tax Amount of the severance payments Executive would have received under the Company’s Severance Policy or under any other agreement without regard to this clause. Whether requested by the Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence, and the value to be assigned to the Executive’s covenants in Section 5 hereof for purposes of determining the amount, if any, of the “excess parachute payment” under Section 280G of the Code will be made at the expense of the Company by the Company’s independent accountants or benefits consultant. The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this paragraph will not of itself limit or otherwise affect any other rights of Executive under any other agreement. In the event that any payment or benefit intended to be provided is required to be reduced pursuant to this paragraph, Executive will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this paragraph, provided, however, that payments that do not constitute deferred compensation within the meaning of Section 409A will be reduced first. The Company will provide Executive with all information reasonably requested by Executive to permit Executive to make such designation. In the event that Executive fails to make such designation within 10 business days after receiving notice from the Company of a reduction under this paragraph, the Company may effect such reduction in any manner it deems appropriate. The term “Excess Parachute Payment” as used in this paragraph means a payment that creates an obligation for Executive to pay excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended, or any successor statute.
7.7	ACTIONS UPON TERMINATION. Upon termination of employment hereunder, Executive shall immediately resign as an officer and/or director of Company and of any Company subsidiaries or affiliates, including any LLCs or joint ventures, as applicable. At Company’s request, Executive also agrees to resign from the board of any Taft-Hartley trust fund joined during Executive’s employment with Company. Executive shall promptly return and release all Company property and Proprietary Information, in all forms, in Executive’s possession to Company. Company shall pay Executive when due any and all previously earned, but as yet unpaid, salary and reimbursement of business expenses submitted in accordance with Company policy as in effect. Except as provided in Sections 7.3 and 7.4, Executive must be employed by the Company at the end of the Fiscal Year to earn a Bonus.
7.8	WITHHOLDING AUTHORIZATION. To the fullest extent permitted under the laws of the State of Employment hereunder, Executive authorizes Company to withhold from any Severance Benefits otherwise due to Executive and from any other funds held for Executive’s benefit by Company, any damages or losses sustained by Company as a result of any material breach or other material violation of this Agreement by Executive, pending resolution of any underlying dispute.
8.	NOTICES.
8.1	ADDRESSES. Any notice required or permitted to be given pursuant to this Agreement shall be in writing and delivered in person, or sent prepaid by certified mail, overnight express, or electronically to the party named at the address set forth below or at such other address as either party may hereafter designate in writing to the other party:

Executive:	(Executive Name)
(Home Address)
(City, ST Zip)
Email: (email)

Company:	(Legal Company Name)
551 Fifth Avenue, Suite 300
New York, New York 10176
Attention: Chief Executive Officer

Copy:	ABM Industries Incorporated
160 Pacific Avenue, Suite 222
San Francisco, CA 94111
Attention: Senior Vice President of Human Resources
8.2	RECEIPT. Any such notice shall be assumed to have been received when delivered in person or 48 hours after being sent in the manner specified above.

9.	GENERAL PROVISIONS.
9.1	GOVERNING LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Employment, which, for purposes of this Agreement, shall mean the state where Executive is regularly and customarily employed and where Executive’s primary office is located.

9.2	NO WAIVER. Failure by either party to enforce any term or condition of this Agreement at any time shall not preclude that party from enforcing that provision, or any other provision of this Agreement, at any later time.

9.3	SEVERABILITY. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be either automatically deemed so narrowly drawn, or any court of competent jurisdiction is hereby expressly authorized to redraw it in that manner, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

9.4	SURVIVAL. All terms and conditions of this Agreement which by reasonable implication are meant to survive the termination of this Agreement, including but not limited to the provisions of Sections 5.1 – 5.6 of this Agreement, shall remain in full force and effect after the termination of this Agreement.

9.5	REPRESENTATIONS BY EXECUTIVE. Executive represents and agrees that Executive has carefully read and fully understands all of the provisions of this Agreement, that Executive is voluntarily entering into this Agreement and has been given an opportunity to review all aspects of this Agreement with an attorney, if Executive chooses to do so. Executive understands he/she is also now eligible for Severance Benefits to which Executive was not previously entitled and acknowledges the value of such benefits. Executive also represents that he/she will not make any unauthorized use of any confidential or Proprietary Information of any third party in the performance of his/her duties under this Agreement and that Executive is under no obligation to any prior employer or other entity that would preclude or interfere with the full and good faith performance of Executive’s obligations hereunder.

9.6	ENTIRE AGREEMENT. Unless otherwise specified herein, this Agreement sets forth every contract, understanding and arrangement as to the employment relationship between Executive and Company, and may only be changed by a written amendment signed by both Executive and Company.
9.6.a	NO EXTERNAL EVIDENCE. The parties intend that this Agreement speak for itself, and that no evidence with respect to its terms and conditions other than this Agreement itself may be introduced in any arbitration or judicial proceeding to interpret or enforce this Agreement.

9.6.b	OTHER AGREEMENTS. It is specifically understood and accepted that this Agreement supersedes all oral and written employment agreements between Executive and Company prior to the date of this Agreement. However, it is expressly understood that, notwithstanding any provision to the contrary contained in this Agreement (whether explicit or implicit), the terms and restrictions set forth in any Asset Purchase Agreement, Merger Agreement, Stock Purchase Agreement or any agreement ancillary thereto, entered into by and between Executive and any Company-affiliated entity setting forth Executive’s duties under a Covenant Not To Compete in connection with the sale of such assets, shall remain in full force and effect during employment and thereafter.

9.6.c	AMENDMENTS. This Agreement may not be amended except in a writing approved by the Board and signed by the Executive and the President or Chief Executive of Company.

IN WITNESS WHEREOF, Executive and Company have executed this Agreement as of the date set forth above.

Executive:	(Executive Name)

Signature:

Date:

Company: (Legal Company Name)

Signature:

Title:

Date:

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